Exhibit 10.2

RELOCATION AGREEMENT

This Relocation Agreement is made by and between Nanometrics Incorporated, a Delaware corporation (“Company”) and Timothy Stultz (“Employee”).

The Company agrees to reimburse Employee for reasonable expenses relating to his relocation from Verona, Wisconsin to the San Francisco Bay Area, subject to the following terms and conditions: Refer to the attached Addendum A for details of this agreement.

Nanometrics Incorporated		Employee

By:		By:
	[Name & Title]		Timothy Stultz

Date:	, 2007	Date:	, 2007

ADDENDUM A

1.	To be reimbursed under this relocation agreement, Employee must submit all original receipts, along with an expense report for relocation expenses incurred, to the Company within 60 days of Employee’s first day of work at Nanometrics.

2.	The company will reimburse the employee for two house hunting trips. The Company will reimburse Employee for airline tickets (coach class), car rental, hotel and all other normal expenses up to three (3) days so that Employee may survey the area with a real estate agent.

3.	The Company will reimburse Employee for the normal and reasonable expenses associated with the actual shipment of personal goods via ground transportation, which can include shipment of one vehicle.

4.	The Company will reimburse Employee for storage of relocated personal goods in the San Francisco Bay Area for six months.

5.	The Company will reimburse Employee up to (12) months rent until a permanent home is located, in an amount not to exceed $8,000.00 per month.

6.	If Employee voluntarily terminates employment with the Company within one (1) year of relocation, Employee agrees to repay the Company all reimbursed relocation expenses on a 12- month prorated basis. Employee agrees that he will owe the Company 1/12 of the relocation expenses that he is provided reimbursement for if he resigns his employment prior to the one year anniversary of his start date, for every month short of 12 months. For example, if employee resigns in his first year of employment five months after beginning his employment he will be obligated to repay the Company 7/12 of the reimbursement expenses provided by the Company.

7.	If Employee is terminated by the Company within one (1) year of relocation date, for any reason other than for Cause (as defined in Employee’s Executive Severance Agreement), the Company will reimburse Employee for actual shipment of personal goods via ground transportation back to his original location, in an amount not to exceed original moving expenses within 180 days of termination.

8.	This relocation agreement should not be construed to create or imply the creation of a contract of employment for a specified term between Nanometrics and Employee, nor should it be construed as a guarantee of employment for a specific period of time. In all circumstances, employment at Nanometrics is “at-will”, which means that either the Employee or the Company can terminate the employment relationship at any time, with or without cause and with or without prior notice.

9.	This relocation agreement represents the entire understanding and agreement of the parties hereto with respect to the terms contained herein. All other terms and condition of Employee’s employment with the Company remain in full force and effect.

10.	This relocation agreement will be governed by the laws of the State of California without giving effect to any choice of law rules or principles that may result in the application of the laws of any jurisdiction other than California. Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed against him by the Company.